UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   September 1, 2010

China Carbon Graphite Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-114564	98-0550699
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

c/o Xinghe Xingyong Carbon Co., Ltd.
787 Xicheng Wai
Chengguantown
Xinghe County
Inner Mongolia, China

(Address of Principal Executive Offices)
(Zip Code)

(+86) 474-7209723
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.02. Termination of a Material Definitive Agreement

As described in Item 5.02 below, on September 1, 2010, Ms. Ting Chen announced her resignation from her employment arrangement with China Carbon Graphite Group, Inc. The information set forth below in Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2010, Ms. Ting Chen, Chief Financial Officer, informed the Board of Directors of China Carbon Graphite Group, Inc. (the “Company”) that she would resign as the Chief Financial Officer and as a member of the Board of the Company, effective on that date, and the Board of Directors has accepted her resignation.  There was no disagreement between Ms. Chen and the Company which led to her resignation.
To fill the vacant position, on September 1, 2010, Mr. Zhenfang Yang, age 46 years, was appointed by the Board of Directors as the new interim Chief Financial Officer, effective on that date.  Ms. Chen’s former board position is being left vacant at this time.
Mr. Yang is being hired on an interim basis until a suitable permanent Chief Financial Officer can be engaged.  During his term as the interim Chief Financial Officer, Mr. Yang will receive a salary of $24,000 per year.
Since 2007 Mr. Yang has been serving as the Chief Financial Officer of the Company’s operating subsidiary, Xingyong Carbon Company Ltd., and he is a certified public accountant in China.  During his term as interim Chief Financial Officer, Mr. Yang will continue to perform his duties as Chief Financial Officer of Xingyong Carbon Company Ltd.
There are no arrangements or understandings between Mr. Yang and any other person pursuant to which he was selected as the interim Chief Financial Officer. Mr. Yang does not have any family relationship with any other director or officer of the Company.  Mr. Yang has not held any directorship positions with a public company in the past five years.  The Company is not aware of any transaction involving Mr. Yang requiring disclosure under Item 404(a) of Regulation S−K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2010

CHINA CARBON GRAPHITE GROUP, INC.

By:	/s/ Donghai Yu
Donghai Yu
Chief Executive Officer, President and Director
(Principal Executive Officer)